Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-263318) pertaining to the TD 401(k) Retirement Plan of our report dated June 16, 2022, with respect to the financial statements and supplemental schedule of the TD 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York

June 16, 2022